UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                November 25, 1998
                Date of Report (Date of earliest event reported)


                     MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)



     TENNESSEE                     1-12762                    62-1543819
(State of Incorporation)    (Commission File Number)       (I.R.S. Employer
                                                        Identification Number)





                          6584 POPLAR AVENUE, SUITE 340
                            MEMPHIS, TENNESSEE 38138
                    (Address of principal executive offices)



                                 (901) 682-6600
               Registrant's telephone number, including area code





             (Former name or address, if changed since last report)

Item 5. Other events. Following notification of the New York Stock Exchange, the following press release was announced on December 1, 1998.

MEMPHIS, TN: December 1, 1998. Mid-America Apartment Communities, Inc. (NYSE:MAA) announced today the purchase on November 25th of the 112-unit Island Retreat Apartments in St. Simons Island, Georgia. Built in 1978, this property was purchased for $5,075,000 from Island Retreat, Ltd., a Georgia limited partnership.

The transaction included a loan assumption of approximately $3.5 million, bearing 7.22% interest, with the balance paid in UPREIT units at $28 per share. The occupancy at closing was 92% with average monthly rents of $680.

Eric Bolton, President, comments on the purchase, "Island Retreat is in a great location with a limited amount of future new development risks for the local market. The market has long been known as a great year-round vacation and exclusive residential area. Additionally, the property is located very close to our existing Brunswick, GA property and is a good fit with our strong
Jacksonville, FL management team. This deal is highly accretive due to the UPREIT units issued".

Mid-America Apartment Communities is a self-managed apartment REIT with construction, development, management and acquisition capabilities which owns 34,977 apartments in 13 states, including 1,652 units under construction; there are an additional 927 apartments in pre-development.

For further  information,  contact Simon R. C.  Wadsworth at (901)682  6668, ext
104.  6584  Poplar  Ave.,  Suite  340,  Memphis,  TN 38138,  (901)682-6600  FAX:
(901)682-6667.

                             Web-site: www.maac.net

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      MID-AMERICA APARTMENT COMMUNITIES, INC.




Date: December 9, 1998                /s/Simon R.C. Wadsworth
      -------------------------       ----------------------------------------
                                         Simon R.C. Wadsworth
                                         Executive Vice President
                                        (Principal Financial and
                                         Accounting Officer)